Exhibit 10.36

AMENDMENT AGREEMENT NUMBER 6

BETWEEN

CENTRICA PLC,

EXLSERVICE HOLDINGS, INC.

AND

EXL SERVICE.COM (INDIA) PRIVATE LIMITED

TO

AGREEMENT NUMBER CEN/2005/9464BU

FRAMEWORK AGREEMENT

FOR THE

PROVISION OF SERVICES

AMENDMENT AGREEMENT NUMBER 6

TO

AGREEMENT NO: CEN/2005/9464/BU

This AMENDMENT AGREEMENT is made the 1st day of April 2009 (the “Amendment Date”)

BETWEEN:

(1)	Centrica plc, (registered as a public limited company in England under Number 3033654), whose registered office is Millstream, Maidenhead Road, Windsor, Berkshire SL4 5GD (the “Client”) (for and on behalf of Client Group); and

(2)	ExlService Holdings Inc., a Delaware corporation with its principal office at 350 Park Avenue, 10th Floor, New York, NY 10022, USA (“EXL US); and

(3)	exl Service.com (India) Private Limited, an Indian private limited company with its principal office at 48 Sector 58, Noida, UP201 301, India (“EXL India”)

RECITALS

WHEREAS, a Framework Agreement was executed between the Client, on one part and EXL US and EXL India on the other part, with an Effective Date of 25 July 2005, together with amendments 1 to 5 thereto (altogether hereinafter referred to as the “Agreement”); and

WHEREAS, the parties are desirous of further amending the Agreement to incorporate certain amendments in certain provisions of the Agreement.

NOW, THEREFORE, it is mutually understood and agreed by and between the parties that for and in consideration of the obligations and agreements that follow, the aforesaid Agreement is hereby amended:

Each of the recitals set forth above is hereby incorporated in the Agreement in its entirety.

All capitalized or undefined terms used in this amendment shall have the same meaning as in the Agreement.

Now it is hereby agreed that the Agreement is amended as follows with effect from the Amendment Date.

1.	DEFINITIONS AND INTERPRETATION

Clause 1.1 - Definitions

1.	The present definition of “Key Staff” of the Agreement stands deleted and shall be replaced by the following clause:

“the individuals to be appointed by the Contractor to the roles specified in Schedule 5 and Annex 8 of each Work Contract and any Staff appointed as Operations Manager or above. For the avoidance of doubt Key Staff does not include any Contractor “Business Leader”, Contractor’s General Manager UK/Europe, “Head of Analytics”, “Head of Transformations” or any Contractor employee senior to such positions (e.g. Contractor’s Chief Executive Officer) except to the extent such a person is specifically named in a Work Contract.”

2.	The present definition of “Minimum Term” of the Agreement stands deleted and shall be replaced by the following clause:

“The Minimum Term of the Agreement shall be three years from 1 April 2009.”

4.	The present definition of “Pre-Process training” of the Agreement stands deleted and shall be replaced by the following clause:

“Includes induction to the Contractor and Client, introduction to diversity training, the utilities industry in the UK and includes training on Data Protection Act and Disability Discrimination Act in addition to voice related services, comprehensive voice training including English fluency training will be provided by the Contractor”

5.	The term “ProMPT” and its definition will be deleted.

6.	A new term “UK Client Competitors” will be added as follows:

***

The present clause 1.11 is deleted and replaced with the following

1.11 If there is any ambiguity between the terms of a Work Contract, the annexes to a Works Contract, clauses 1 to 54 of this Agreement and the Schedules, the following order of priority shall prevail:

1.11.1	the Work Contract;

1.11.2	the annexes to a Works Contract;

1.11.3	clauses 1 to 54 of this Agreement;

1.11.4	the Schedules; and

1.11.5	the Agreed Documents.

3	TERM OF AGREEMENT AND OF INDIVIDUAL WORK CONTRACTS

The present clauses 3.1.1 and 3.1.2 stand deleted and are replaced by the following:

“No later than six months prior to the expiry of the Minimum Term, Client may notify the Contractor in writing that it wishes to extend the Agreement for a further period of 12 months from the date of expiry of the Minimum Term (such period being the “First Extension Period”).

No later than six months prior to the expiry of the First Extension Period Client may notify the Contractor in writing that it wishes to extend the Agreement for a further period of 12 months from the date of expiry of the First Extension Period (such period being the “Second Extension Period”).”

The present clause 3.4 (but not clauses 3.4.1 and 3.4.2) stands deleted and replaced by the following:

“Notwithstanding the above, Client may terminate this Agreement and/or any Work Contract at any time including within its Initial Term or any written agreed extension of the Initial Term provided that Client serves three (3) months’ prior written notice upon the Contractor. If Client exercises its right to terminate under this clause 3.4 in respect of a Work Contract so terminated, Client shall pay within 30 days of the date of the Work Contract terminating early termination fee limited to:”

TRANSITION PLAN

A new clause 7.14 will be inserted as follows:

“7.14 – In the event of a ramp up of FTEs in a Work Contract of *** or greater (or such lesser percentage as may be mutually agreed in writing by Client’s Head of Operations (or equivalent) and the relevant Contractor Vice President), the provisions of clauses 7.1 to 7.3 shall apply to such additional resources for a period of *** days from the effective date of such ramp up. During such *** day period no claim shall be made by Client for Service Credits with respect to such additional resources.”

11	CONTRACTOR & CLIENT WARRANTIES

Clause 11.8.9 stands deleted and is replaced by the following;

“all licences and equipment provided or procured by the Contractor for the provision of the Services are adequate and appropriate for the provision of the Services in accordance with this Agreement and shall, to the extent possible, be transferable to Client; provided that Client shall be responsible for any associated transfer or licensing fees where applicable;”

12	KPIS AND SERVICE LEVELS

Clause 12.3 stands deleted and is replaced by the following;

“The Contractor shall monitor its performance of the Services in accordance with the procedure set out in Schedule 3, Annex 5 and Annex 7 of each Work Contract and within ten Business Days of the end of each month the Contractor shall provide a report to Client of its performance of the Services, in particular identifying its performance of the Services when measured against KPIs.”

16	CONTRACT MANAGEMENT/KEY STAFF

Clause 16.10 (but not clauses 16.10.1 and 16.10.2) stands deleted and is replaced by;

***

18	CERTIFICATION

Clause 18.8 stands deleted and is replaced with the following;

“18.8 Save where agreed to the contrary by Client in writing, the Contractor shall provide certificates confirming compliance with the standards detailed in this clause 18.8 on an annual basis, such certification to be provided during the month preceding each anniversary of the Effective Date. The certification areas subject to this clause 18.8 are:

18.8.1	ISO 27001; and

18.8.2	ISO 9001.

18.8.3	SOX 18.8.3 – copies of the Sarbanes-Oxley certifications made in Contractors annual Form 10-K filed with the United States Securities and Exchange Commission”

19	PRICING

A new clause 19.3 will be inserted as follows;

“All Client and its Affiliates Work Contracts, whether under the Agreement, or not will be deemed as Grouped Work Contracts for the purposes of calculating the baseline unit pricing (i.e. before adjusting for Service delivery requirements, infrastructure and regional variations unique to any Client entity) for the same types of Services. For the avoidance of doubt, the final pricing (i.e. the actual contracted amount) for any Services for each Client entity shall be adjusted for Service delivery requirements, infrastructure, regional variations unique to each Client entity (e.g. different shift times, dual screen monitors as opposed to single, attrition variances for working nightshift, differences in bandwidth costs and geography) or material differences to contractual terms Client shall use reasonable efforts to ensure that all Affiliate Work Contracts are entered into under the Agreement. Client may in its sole discretion exclude one or more Work Contracts from this clause 19.3.”

21.	PAYMENT

Clause 21.3 stands deleted and is replaced with the following;

“Subject to clause 21.5, Client shall pay in United Kingdom Pounds Sterling (or, if replaced by the Euro, in Euro (after applying the conversion mechanism determined by United Kingdom statute, regulation or direction)) by bank transfer to such United Kingdom bank account as the Contractor may notify to Client in writing from time to time (1) all invoices (other than with respect to debit notes) delivered to it in accordance with this clause 21 on or prior to the date which is *** days following the date upon which Client receives the invoice and (2) any debit notes raised by the Contractor as soon as possible (on a best endeavours basis) upon receipt of the Contractor’s invoice.” Notwithstanding anything in the Agreement to the contrary, the foreign exchange rate applied to debit note invoices shall be the closing rate set by the Reserve Bank of India on the date of the invoice.”

A new clause 21.11 will be inserted in to the Agreement as follows:

***

23	INTELLECTUAL PROPERTY RIGHTS

Clause 23.4 is deleted and replaced by the following:

“In relation to any Contractor IPR (i) the development of which is specifically paid for by Client, or (ii) which is embedded in the Project Materials and/or Client Materials as part of the process of actually providing the Services (but not monitoring the provision of the Services (“Developed IPR”)), the Contractor grants an unrestricted, irrevocable royalty free and perpetual licence for Client to use such Contractor IPR, including the right to sub-license such Contractor IPR to Affiliates and third parties, provided that this licence shall only cover the specific Developed IPR itself and nothing in this clause 23.4 shall be taken as granting Client a licence to or right to use any other Intellectual Property Rights or software of the Contractor, whether or not Contractor IPR, including for the avoidance of doubt any software in which Contractor IPR or Developed IPR may be embedded.”

Clause 23.14 is deleted

26.	INDEMNITIES AND LIMITATIONS UPON LIABILITY

Clause 26.2 in its entirety stands deleted and is replaced by the following:

***

31	DISPUTE RESOLUTION

Clause 31.3 stands deleted and replaced by the following

31.3-	A dispute referred for determination under this clause 31 relating to this Agreement shall be escalated internally for resolution as follows:

i.	by referral in writing (issued by either Client or the Contractor) in the first instance to the persons designated as the stage one representative being:

Stage one representative	- Client’s Commercial/Contract Manager

- the Contractor’s Relationship Manager;

ii.	if a dispute is not resolved within two Business Days of its referral under clause 31.3.1, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 2 representative being:

Stage 2 representatives	- Client’s Head of Operations

- the Contractor’s Chief Operating Officer

iii.	if a dispute is not resolved within five Business Days of its referral under clause 31.3.2, or such longer period as may be agreed between the parties, either Client or the Contractor may refer the dispute in the next instance to the persons designated by each party as the stage 3 representative being:

Stage 3 representatives	- Client’s Managing Director

- the Contractor’s Executive Chairman or Chief Executive Officer of the Contractor’s

32.	TERMINATION

Clause 32.3.1.1 stands deleted and is replaced by the following:

“Where *** or more of the equity securities of the Contractor become owned or under the control of a single investor who is not an investor at the date of this Agreement provided that this shall not apply to holdings of the equity securities of the Contractor by underwriters as a consequence of the initial public offering in their role as such, or holdings maintained by fund managers on behalf of unconnected groups of individual investors. Client reserves the right terminate the agreement if *** of the equity securities of the Contractor become owned by a Client Competitor.”

Clause 32.3.1.2 stands deleted.

It is hereby agreed that the clauses 32.4.1. and 32.4.2 stand deleted and are replaced by the following:

32.4.1

the Defaulting Party summons a meeting of its creditors, makes a proposal for a voluntary arrangement, becomes subject to any voluntary arrangement, is unable to pay its debts within the meaning of section 123 Insolvency Act 1986, has a receiver, manager, administrator or administrative receiver appointed over any of its assets, undertakings or income, has passed a resolution for its winding-up (save for the purpose of a voluntary reconstruction or amalgamation), is subject to a bona fide petition presented to any Court for its winding-up which is not contested within 60 calendar days of being presented (save for the purpose of a voluntary reconstruction or amalgamation), is subject to a bona fide petition presented to any Court for its administration, has a provisional liquidator appointed, has a proposal made for a scheme of arrangement under section 425 Companies Act 1985 representing a compromise with its creditors or is the subject of a bona fide notice to strike off the register at Companies House or is subject to an administration order;

32.4.2	the Defaulting Party has any distraint, execution or other process levied or enforced on any of its property which is not contested or paid out within 60 calendar days of being levied or enforced;

34.	FINANCIAL PROTECTION

A new clause 34.7 will be added as follows:

***

36.	CONFIDENTIALITY

Clause 36.4 stands deleted and is replaced by the following;

“Within seven days of receipt of a written request from a party hereto, on termination of a Work Contract or this Agreement (as appropriate) each other party will, in relation to the Confidential Information held in connection with the relevant terminated Work Contract, or all Confidential Information following termination of this Agreement, return to the other parties all physical Confidential Information that is in its possession or under its custody and control and all copies thereof and will expunge any Confidential Information from any computer, word processor or other device, and all analyses, compilations, notes studies, memoranda or other documents prepared which contain Confidential Information will be destroyed and each party will deliver to the other parties a certificate signed by a director confirming compliance with the requirements of this clause 36.4; provided that each party’s legal department shall be entitled to retain an archival copy of the Confidential Information in order to meet such party’s legal or regulatory obligations or in order to comply with its obligations and enforce its rights hereunder.”

39.	SERVICES OF CONTRACTUAL NOTICES

Clause 39.1 stands deleted and is replaced by the following;

“Any notice, demand or communication in connection with this Agreement will be in writing and may be delivered by hand, special delivery post, facsimile or email addressed to the recipient at its registered office to its address, facsimile number or email address as the case may be stated in clause 39.4 below and will be marked for the attention of the individual(s) stated in clause 39.4 (or such other address or facsimile number or person which the recipient has notified in writing to the sender in accordance with this clause 39, to be received by the sender not less than seven Business Days before the notice is dispatched).”

Clause 39.2 stands deleted and is replaced by the following:

39.2	The notice, demand or communication will be deemed to have been duly served:

39.2.1	if delivered by hand, at the time of delivery;

39.2.2	if delivered by special delivery post, 48 hours after being posted or in the case of airmail, ten Business Days after being posted;

39.2.3	if delivered by facsimile or email, at the time of transmission, provided that a confirming copy is sent by Special Delivery or Airmail post to the other party within 24 hours after transmission;

provided that, where in the case of delivery by hand or transmission by facsimile or email, such delivery or transmission occurs either after 4.00 pm GMT on a Business Day, or on a day other than a Business Day, service will be deemed to occur at 9.00 am GMT on the next following Business Day (such times being local time at the address of the recipient).

Clause 39.3 stands deleted and is replaced by the following:

39.3	Service by facsimile or email is a valid means of service only where service of the original notice, demand or communication is not required.

Clause 39.4 stands deleted and is replaced by the following:

39.4	The addresses, facsimile numbers and email addresses for the parties are as follows:

Client	Contractor

FAO The Company Secretary FAO British Gas Managing Director Centrica plc	FAO The President FAO The General Counsel

Millstream, Maidenhead Road, Windsor, Berkshire, SL4 5GD Facsimile: Upon Request Email: (Upon Request)	350 Park Avenue, 10th Floor, New York, NY 10022, USA Facsimile: (+1) 212-277-7111 Email: (Upon Request)

Clause 49 – NON-SOLICITATION

Clause 49 stands deleted and is replaced by the following:

“Save where agreed pursuant to an Exit Plan or where expressly permitted pursuant to clause 33.10 and Schedule 14, Client & Contractor each agree that they shall not during the term of this Agreement solicit for the purposes of employment members of staff of the other party. For the avoidance of doubt this shall not preclude either party from offering employment to any person approaching such party in response to a published advertisement (not specifically directed at the other party’s employees) with no inducement or solicitation on the part of such party or as otherwise mutually agreed.”

A new clause 50 Benchmarking will be inserted the Agreement as follows:

50	***

A new clause 51 Corporate Responsibility will be added to the Agreement as follows:

51	CORPORATE RESPONSIBILITY

51.1 The Contractor will comply with the Clients Corporate Responsibility Policy (“CR Policy”) as set out in Schedule 19 in force from time to time as made available to Contractor.

51.2 The Contractor shall allow during regular business hours the Client and any auditors or other advisers to the Client to access those portions of the Contractor’s premises, personnel and relevant records dedicated to the Services as may be reasonably required in order to undertake verification of the Contractor’s compliance with the CR Policy.

51.3 The Contractor shall provide the Client (and its auditors and other advisers) with all reasonable co-operation, access and assistance in relation to each audit. During any such audit, Client shall and shall cause its auditors and advisers to (1) comply with Contractor’s security and confidentiality procedures and (2) conduct the audit with minimal disruption to Contractor’s business and operations.

51.4 The Client shall provide at least five Business Days’ notice of its intention to conduct an audit, unless Client has received notice of an alleged breach, which shall be immediately identified to the Contractor, in which case the Client shall have the right to audit without notice.

51.5 The Contractor shall use reasonable endeavours to contract with its Contractors on terms providing an equivalent level of protection to the CR Policy.

51.6 The Contractor shall, on request, provide to the Client details of its Contractors, subject to any rights of confidentiality to which the Contractor is subject.

51.7 The Contractor will at least annually audit its compliance with the CR Policy, and on request by the Client provide to the Client details of such compliance.

51.8 In the event that the Contractor fails to comply with Clause 51.7, the Contractor shall procure that the Client or its auditors or other advisers be allowed access to the relevant Contractor facilities in order to verify compliance with the CR Policy.

51.9 If the Client identifies, through an audit or otherwise, any failure by the Contractor to comply with the CR Policy, and to the extent Contractor disputes such finding, such failure is finally determined pursuant to the Dispute Resolution Procedure, the Contractor will work with the Client to agree a rectification plan; provided that any such dispute by Contractor shall be immediately escalated to the parties “Stage 3 representatives” pursuant to clause 31.3.3.

51.10 If an appropriate rectification plan cannot be mutually agreed or the Supplier fails within a reasonable time to carry out the rectification plan, this will be deemed to be a material breach of contract by the Supplier, giving rise to a right of termination by the Company under Clause 32.

A new clause 52 Exclusivity will be added to the Agreement as follows:

52	***

A new clause 53 Change of Control of Centrica Affiliates will be added to the Agreement as follows:

53	CHANGE OF CONTROL OF CENTRICA AFFILIATES

“If Client sells or otherwise transfers ownership of an Affiliate who is using Contractor services, Client shall notify the Contractor of such transaction and the parties shall mutually agree upon any necessary segregation of the Services to address Client’s confidentiality and security concerns with respect to such divested Affiliate; provided that Client shall be responsible for any reasonable costs incurred by Contractor to segregate the Services.”

A new clause 54 Corporate Social Responsibility will be added to the Agreement as follows:

54	***

AS WITNESS the hands of the duly authorised representatives of the parties on the date stated at the beginning of this Amendment Agreement 6.

SIGNED by Nick Luff	)
duly authorised to sign for and on behalf of	)
CENTRICA plc	)

in the presence of:	)

SIGNED by Rohit Kapoor	)
duly authorised to sign for and on behalf of	)
EXL SERVICE HOLDINGS, INC.	)

in the presence of:	)

SIGNED by Vikram Talwar	)
duly authorised to sign for and on behalf of	)
EXL Service.com (India) Private Limited	)

in the presence of:	)

Page 14